Exhibit 99.1

MARKETAXESS REPORTS THIRD QUARTER 2021 REVENUES

OF $162.1 MILLION, OPERATING INCOME OF $74.0 MILLION AND

DILUTED EPS OF $1.52

Third Quarter Highlights*

•	Revenues of $162.1 million, down 1%

•	Operating income of $74.0 million, down 16%

•	Operating margin of 45.7%

•	Diluted EPS of $1.52, down 15% from $1.78

•	Estimated U.S. high-grade market share of 21.4%

•	Record active total client firms of 1,848 and international client firms of 934

* All comparisons versus third quarter 2020 unless otherwise stated.

NEW YORK, October 20, 2021 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended September 30, 2021.

“Growth in our global client network and adoption of automated solutions continued in the third quarter in spite of generally weak secondary trading conditions in global credit trading. Credit spreads and credit spread volatility have remained at historically low levels throughout the year,” said Rick McVey, chairman and CEO of MarketAxess. “Investments in our international client business are paying off with record estimated market share in Eurobonds and strong trends in global Emerging Markets bond trading. Combined data and post-trade revenue also reached a new record this quarter, providing an important source of diversification.”

Third Quarter Results

Total revenues for the third quarter of 2021 decreased 1.2% to $162.1 million, compared to $164.0 million for the third quarter of 2020. Operating income was $74.0 million, compared to $87.8 million for the third quarter of 2020, a decrease of 15.7%. Operating margin was 45.7%, compared to 53.5% for the third quarter of 2020. Net income totaled $58.0 million, or $1.52 per share on a diluted basis, compared to $67.8 million, or $1.78 per share, for the third quarter of 2020.

Commission revenue for the third quarter of 2021 decreased 5.2% to $142.8 million, compared to $150.6 million for the third quarter of 2020. Variable transaction fees decreased 9.0% to $112.1 million for the third quarter of 2021, compared to variable transaction fees of $123.2 million for the third quarter of 2020. Commission revenue includes $1.2 million generated by MuniBrokers, which was acquired in April 2021. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume was an estimated 21.4% for the third quarter of 2021, compared to an estimated 22.2% for the third quarter of 2020.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $19.3 million, compared to $13.4 million for the third quarter of 2020. The increase in all other revenue was principally due to $3.4 million of regulatory trade reporting revenue generated by Regulatory Reporting Hub, which was acquired from Deutsche Börse Group in November 2020, net new post-trade services contract revenue of $1.1 million, net new data sales of $0.9 million and $0.5 million of revenue due to the weaker U.S. dollar to U.K. pound sterling exchange rate.

Total expenses for the third quarter of 2021 increased 15.6% to $88.1 million, compared to $76.2 million for the third quarter of 2020. The increase in total expenses was largely due to higher depreciation and amortization of $4.9 million, which includes acquired intangibles expense of $3.2 million; higher professional and consulting fees of $2.6 million, mainly attributable to non-recurring integration costs associated with the Regulatory Reporting Hub transaction of $1.1 million and IT consulting fees of $0.9 million; and higher technology and communication costs of $2.2 million which was partially offset by a decrease in clearing costs of $1.6 million. Expenses in the third quarter of 2021 reflect operating expenses and costs associated with the MuniBrokers and Regulatory Reporting Hub businesses totaling $5.5 million. Excluding the MuniBrokers and Regulatory Reporting Hub expenses, total expenses for the quarter were up 8.4%.

The effective tax rate for the third quarter of 2021 was 22.2%, compared to 23.0% for the third quarter of 2020. The income tax provision for the third quarter of 2021 and 2020 reflected $1.7 million and $5.9 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 671 as of September 30, 2021 compared to 599 as of September 30, 2020. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a quarterly cash dividend to $0.66 per share of common stock outstanding, to be paid on November 17, 2021 to stockholders of record as of the close of business on November 3, 2021.

Share Repurchases

A total of 9,189 shares were repurchased in the third quarter of 2021 at a cost of $4.2 million.

Balance Sheet Data

As of September 30, 2021, total assets were $1.6 billion and included $468.5 million in cash, cash equivalents and investments. Total stockholders’ equity as of September 30, 2021 was $1.1 billion.

Updated Expense Guidance for 2021

The Company is updating its full year 2021 expense guidance range to $360.0 million to $365.0 million, down from a range of $370.0 million to $386.0 million. The updated expense guidance range reflects, among other items, lower incentive compensation and variable clearing costs.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 20, 2021 at 10:00 a.m. EDT. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 9890509 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,800 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading® marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; risks related to the U.K. exit from the European Union; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to cyber security risks; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF | Binder
+1-212-813-6027	+1-917-239-6726

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$142,826	$150,586	$475,095	$478,632
Information services	9,608	8,501	28,614	25,570
Post-trade services	9,444	4,689	29,553	12,896
Other	215	230	629	681

Total revenues	162,093	164,006	533,891	517,779

Expenses
Employee compensation and benefits	40,878	37,583	129,698	120,413
Depreciation and amortization	13,964	9,032	38,840	25,404
Technology and communications	10,665	8,417	31,245	25,170
Professional and consulting fees	10,847	8,269	31,191	22,009
Occupancy	3,265	3,445	9,882	10,205
Marketing and advertising	1,821	1,148	6,153	5,633
Clearing costs	3,269	4,838	12,335	16,061
General and administrative	3,381	3,467	9,893	9,853

Total expenses	88,090	76,199	269,237	234,748

Operating income	74,003	87,807	264,654	283,031
Other income (expense)
Investment income	108	344	322	2,327
Interest expense	(314)	(1,046)	(676)	(1,046)
Other, net	697	860	(1,952)	(242)

Total other income (expense)	491	158	(2,306)	1,039

Income before income taxes	74,494	87,965	262,348	284,070
Provision for income taxes	16,536	20,189	56,645	57,624

Net income	$57,958	$67,776	$205,703	$226,446

Per Share Data:
Net income per common share
Basic	$1.54	$1.81	$5.49	$6.06
Diluted	$1.52	$1.78	$5.40	$5.94
Cash dividends declared per common share	$0.66	$0.60	$1.98	$1.80
Weighted-average common shares:
Basic	37,529	37,386	37,502	37,343
Diluted	38,084	38,160	38,114	38,129

MarketAxess Holdings Inc. Commission Revenue Details
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$45,848	$60,861	$167,617	$194,039
Other credit [1]	62,475	59,131	208,448	191,718

Total credit	108,323	119,992	376,065	385,757
Rates [2]	3,825	3,191	11,580	12,623

Total transaction fees	112,148	123,183	387,645	398,380

Distribution Fees
U.S. high-grade	22,257	20,760	64,600	60,369
Other credit[1]	8,352	6,586	22,651	19,573

Total credit	30,609	27,346	87,251	79,942
Rates[2]	69	57	199	310

Total distribution fees	30,678	27,403	87,450	80,252

Total commissions	$142,826	$150,586	$475,095	$478,632

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$169.13	$204.24	$178.44	$190.68
U.S. high-grade - floating-rate	44.58	47.75	42.11	50.60

Total U.S. high-grade	165.02	199.39	173.64	184.83
Other credit [1]	195.72	208.27	197.56	203.75

Total credit	181.43	203.67	186.14	193.78
Rates[2]	4.11	4.19	3.94	3.99

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc. Consolidated Condensed Balance Sheet Data
	As of
	September 30, 2021	December 31, 2020

	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$432,715	$460,858
Cash segregated under federal regulations	50,134	50,059
Investments, at fair value	35,767	28,111
Accounts receivable, net	67,766	79,577
Receivables from broker-dealers, clearing organizations and customers	551,841	279,915
Goodwill	154,789	147,388
Intangible assets, net of accumulated amortization	119,797	95,354
Furniture, equipment, leasehold improvements and capitalized software, net	95,575	85,204
Operating lease right-of-use assets	72,586	75,924
Prepaid expenses and other assets	30,948	29,039

Total assets	$1,611,918	$1,331,429

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$49,046	$62,326
Payables to broker-dealers, clearing organizations and customers	303,439	133,326
Income and other tax liabilities	44,871	42,750
Accounts payable, accrued expenses and other liabilities	69,300	44,354
Operating lease liabilities	89,963	93,612

Total liabilities	556,619	376,368

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	323,631	329,742
Treasury stock	(187,715)	(169,523)
Retained earnings	929,853	799,369
Accumulated other comprehensive loss	(10,593)	(4,650)

Total stockholders’ equity	1,055,299	955,061

Total liabilities and stockholders’ equity	$1,611,918	$1,331,429

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$57,958	$67,776	$205,703	$226,446
Add back:
Interest expense	314	1,046	676	1,046
Provision for income taxes	16,536	20,189	56,645	57,624
Depreciation and amortization	13,964	9,032	38,840	25,404

Earnings before interest, taxes, depreciation and amortization	$88,772	$98,043	$301,864	$310,520

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$62,813	$(48,353)	$136,380	$176,869
Exclude: Net change in trading investments	—	638	5,569	(62,636)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	55,195	164,797	121,969	164,797
Less: Purchases of furniture, equipment and leasehold improvements	(4,758)	(3,758)	(14,567)	(13,022)
Less: Capitalization of software development costs	(8,191)	(8,121)	(24,650)	(21,124)

Free cash flow	$105,059	$105,203	$224,701	$244,884

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$268,671	$295,781	$931,345	$1,005,975
U.S. high-grade - floating-rate	9,166	9,450	33,946	43,830

Total U.S. high-grade	277,837	305,231	965,291	1,049,805
Other credit	319,209	283,920	1,055,092	940,939

Total credit	597,046	589,151	2,020,383	1,990,744
Rates	929,734	760,676	2,938,869	3,161,148

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,341	$4,770	$5,135	$5,555
Other credit	4,970	4,421	5,605	4,972

Total credit	9,311	9,191	10,740	10,527
Rates	14,525	11,885	15,632	16,726
Number of U.S. Trading Days [1]	64	64	188	189
Number of U.K. Trading Days [2]	65	65	189	190

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.